Exhibit 99

FOR IMMEDIATE RELEASE

October 24, 2012

THE EASTERN COMPANY REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2012

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the third quarter and nine months of 2012.  Net sales for the quarter were $39.6 million, compared to $36.1 million for the same period in 2011, a 10% increase.  Net income for the third quarter was $2.2 million or $0.36 per diluted share compared to $1.5 million or $0.24 per diluted share that was reported in the third quarter of 2011, a 52% increase.

Net sales for the nine months of 2012 were $121.7 million compared to $104.8 million, a 16% increase.  Year to date earnings for the nine month period ended September 29, 2012 were $6.9 million or $1.11 per diluted share, compared to $4.0 million or $0.65 per diluted share for the same period in 2011, a 71% increase.

Leonard F. Leganza, Chairman, President and CEO stated, “All three of our business segments experienced continued increases in sales and operating earnings in the third quarter and nine months of 2012 as compared to 2011. The Industrial Hardware segment benefited from greater than anticipated sales of hardware for military use and continues to work with military contractors toward the development of hardware for use on future generations of military vehicles. The Industrial Hardware segment’s results also reflect continued demand from the Class 8 truck market for our highly engineered hardware products as well as our lightweight composite products used in the manufacture of sleeper cabs and truck bodies.  Earlier this year, we also launched a new and improved line of air vents used on Class 8 trucks. We believe such product developments will continue to enhance additional opportunities for future sales of hardware into that market.”

Mr. Leganza added, “In the Metals Products segment, The Frazer & Jones division has continued to experience strong demand for its mine roof support products used in the coal industry. We have also increased our contract casting business providing products for various industrial markets which provided additional revenues when compared to a year ago.  These increases in contract castings were driven primarily by sales of newly developed products for the railroad and solar panel industries.”

Mr. Leganza also stated, “Following a long-term corporate policy of making dividend payments, after considering our improved earnings and our corporate requirements, the 289th consecutive regular quarterly dividend which is $0.10 per common share will also include an extra one time $0.10 per share. This extra payment is being made in view of our favorable operating results and strong cash flow.  We are optimistic that our operating results will continue to improve throughout 2012. The dividend payment will be payable in December of this year.

Mr. Leganza concluded, “Considering the economic uncertainty still lingering in the marketplace, we are pleased with the progress the Company is experiencing as we continue to recover from the recession. The focus and emphasis we have placed on cash flow control during this time of economic uncertainty have positioned the Company to be in solid financial condition.  We expect our current liquidity position to be sufficient to support our dividend policy, debt service requirements and to replace and upgrade capital projects where needed.”

The Eastern Company is a 154-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255